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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2104 DATED 09 MARCH 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$10,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 2,254,772,000.00 (A$ 1,499,313,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.   (i) Issuer:                            Queensland Treasury Corporation

     (ii) Guarantor:                        The Treasurer on behalf of the
                                            Government of Queensland

2.   Benchmark line:                        2017
                                            (to be consolidated and form a
                                            single series with QTC 6% Global
                                            A$Bonds due 14
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                                            September 2017, ISIN US748305BG31)

3.   Specific Currency or Currencies:       AUD ("A$")

4.   (i)  Issue price:                      103.656%

     (ii) Dealers' fees and commissions     No fee or commission is payable in
          paid by Issuer:                   respect of the issue of the bond(s)
                                            described in these final terms
                                            (which will constitute a "pricing
                                            supplement" for purposes of any
                                            offers or sales in the United States
                                            or to U.S. persons). Instead, QTC
                                            pays fees and commissions in
                                            accordance with the procedure
                                            described in the QTC Offshore and
                                            Onshore Fixed Interest Distribution
                                            Group Operational Guidelines.

5.   Specified Denominations:               A$1,000

6.   (i)  Issue Date:                       11 March 2009

     (ii) Record Date (date on and from     6 March / 6 September. Security will
          which security is Ex-interest):   be ex-interest on and from 7 March /
                                            7 September.

     (iii) Interest Payment Dates:          14 March / 14 September

7.   Maturity Date:                         14 September 2017

8.   Interest Basis:                        6 per cent Fixed Rate

9.   Redemption/Payment Basis:              Redemption at par

10.  Change of Interest Basis or            Not Applicable
     Redemption/Payment Basis:

11.  (i)  Status of the Bonds:              Senior and rank pari passu with
                                            other senior, unsecured debt
                                            obligations of QTC

     (ii) Status of the Guarantee:          Senior and ranks pari passu with all
                                            its other unsecured obligations

12.  Method of distribution:                Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions Applicable

     (i)  Rate(s) of Interest:              6 per cent per annum payable
                                            semi-annually in arrears

     (ii) Interest Payment Date(s):         14 March and 14 September in each
                                            year up to and including the
                                            Maturity Date

     (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount
                                            (Applicable to bonds in definitive
                                            form)

     (iv) Determination Date(s):            Not Applicable

     (v)  Other terms relating to the       None
          method of calculating interest
          for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.  Final Redemption Amount:               A$1,000 per bond of A$1,000
                                            Specified Denomination
                                            (NB: If the Final Redemption Amount
                                            is other than 100 per cent. of the
                                            nominal value the bonds will be
                                            derivative securities for the
                                            purposes of the Prospectus Directive
                                            and the requirements of Annex XII to
                                            the Prospectus Directive Regulation
                                            will apply and the Issuer will
                                            prepare and publish a supplement to
                                            the Prospectus)

15.  Early Redemption Amount(s) payable     Not Applicable
     on redemption for taxation reasons
     or on event of default and/or the
     method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                         Permanent Global Note not
                                            exchangeable for Definitive Bonds

17.  Additional Financial Centre(s) or      Not Applicable
     other special provisions relating
     to Payment Dates:

18.  Talons for future Coupons or           No
     Receipts to be attached to
     Definitive Bonds (and dates on
     which such Talons mature):

19.  Other terms or special conditions:     Not Applicable

                                            (When adding any other final terms
                                            consideration should be given as to
                                            whether such terms constitute
                                            "significant new factors" and
                                            consequently trigger the need for a
                                            supplement to the Prospectus under
                                            Article 16 of the Prospectus
                                            Directive)

DISTRIBUTION

20.  (i)  If syndicated, names and          Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:         09 March 2009

     (iii) Stabilizing Manager(s) (if       Not Applicable
           any):

21.  If non-syndicated, name and address    Westpac Banking Corporation
     of relevant Dealer:                    Level 4
                                            255 Elizabeth Street
                                            Sydney NSW 2000

22.  Whether TEFRA D or TEFRA C rules       TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Non exempt Offer                       Not Applicable
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                                            (N.B. Consider any local regulatory
                                            requirements necessary to be
                                            fulfilled so as to be able to make a
                                            non-exempt offer in relevant
                                            jurisdictions. No such offer should
                                            be made in any relevant jurisdiction
                                            until those requirements have been
                                            met. Non-exempt offers may only be
                                            made into jurisdictions in which the
                                            base prospectus (and any supplement)
                                            has been notified/passported.)

24.  Additional selling restrictions:       Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    -------------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.   LISTING AND ADMISSION TO TRADING

     (i)  Listing                           Bourse de Luxembourg.

     (ii) Admission to trading:             Application has been made by the
                                            Issuer (or on its behalf) for the
                                            bonds to be admitted to trading on
                                            the regulated market of the Bourse
                                            de Luxembourg with effect from the
                                            Issue Date.

                                            (Where documenting a fungible issue
                                            need to indicate that original
                                            securities are already admitted to
                                            trading.)

2.   RATINGS

     Ratings:                               The bonds to be issued have been
                                            rated:
                                            S&P: AA+
                                            Moody's: AAA

                                            An obligation rated 'AA+' by S&P has
                                            the second highest long term credit
                                            rating assigned by Standard & Poor's
                                            and differs from the highest rated
                                            obligations by only a small degree.
                                            The obligor's capacity to meet its
                                            financial commitment on the
                                            obligation is very strong.

                                            Obligations rated 'AAA' by Moody's
                                            are judged to be of the highest
                                            quality with minimal credit risk.

                                            A credit rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be revised or
                                            withdrawn by the rating agency at
                                            any time. Each rating should be
                                            evaluated independently of any other
                                            rating.

                                            (The above disclosure should reflect
                                            the rating allocated to bonds issued
                                            under the bond facility generally
                                            or, where the issue has been
                                            specifically rated, that rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:                 See "Use of Proceeds" section in the
                                            prospectus supplement--if reasons
                                            for offer different from making
                                            profit and/or hedging certain risks
                                            will need to include those reasons
                                            here.
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(ii) Estimated net proceeds:                Not Applicable.

                                            (If proceeds are intended for more
                                            than one use will need to split out
                                            and present in order of priority. If
                                            proceeds insufficient to fund all
                                            proposed uses state amount and
                                            sources of other funding.)

(iii) Estimated total expenses:             Not Applicable.

                                            [Expenses are required to be broken
                                            down into each principal intended
                                            "use" and presented in order of
                                            priority of such "uses".]

5.   YIELD

     Indication of yield:                   5.45%

                                            Calculated as 7 basis points less
                                            than the yield on the equivalent A$
                                            Domestic Bond issued by the Issuer
                                            under its Domestic A$ Bond Facility
                                            on the Trade Date. The yield is
                                            calculated at the Trade Date on the
                                            basis of the Issue Price. It is not
                                            an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                             US748305BG31

(ii) Common Code:                           027594204

(iii) CUSIP Code:                           748305BG3

(iv) Any clearing system(s) other than      Not Applicable
     Depositary Trust Company, Euroclear
     Bank S.A./N.V. and Clearstream
     Banking, societe anonyme and the
     relevant identification number(s):

(v)  Delivery:                              Delivery free of payment

(vi) Names and addresses of additional      [ ]
     Paying Agent(s) (if any):

7.   TERMS AND CONDITIONS OF THE OFFER

     (i)  Offer Price;                      Not applicable

     (ii) [Conditions to which the offer    Not applicable
          is subject;]

     (iii) [Description of the              Not applicable
           application process;]

     (iv) [Details of the minimum and/or    Not applicable
          maximum amount of application;]

     (v)  [Description of possibility to    Not applicable
          reduce subscriptions and manner
          for refunding excess amount
          paid by applicants;]

     (vi) [Details of the method and time   Not applicable
          limits for paying up and
          delivering the bonds;]

     (vii) [Manner in and date on which     Not applicable
           results of the offer are to be
           made public;]
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     (viii) [Procedure for exercise of       Not applicable
            any right of pre-emption,
            negotiability of subscription
            rights and treatment of
            subscription rights not
            exercised;]

     (ix) [Categories of potential          Not applicable
          investors to which the bonds
          are offered and whether
          tranche(s) have been reserved
          for certain countries;]

     (x)  [Process for notification to      Not applicable
          applicants of the amount
          allotted and the indication
          whether dealing may begin
          before notification is made;]

     (xi) [Amount of any expenses and       Not applicable
          taxes specifically charged to
          the subscriber or Purchaser;]

     (xii) [Name(s) and address(es), to     None
          the extent know to the Issuer,
          of the placers in the various
          countries where the offer
          takes place.]
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